CA NAMES SWAINSON CHIEF EXECUTIVE OFFICER

Management Transition Completed

Cron Continues on CA’s Board of Directors

ISLANDIA, N.Y., February 9, 2005 — Computer Associates International, Inc. (NYSE: CA) today announced that CA’s President and CEO-elect John Swainson has been named chief executive officer of the Company. He also will continue as president.

Swainson, 50, who joined CA in November 2004 after a 26-year career at IBM, assumes the role from interim CEO Kenneth D. Cron, 48, who has held the post since April 2004. Cron will continue as a director of the Company, a position he has held since 2002.

“Ken and John have worked extremely well together over the past two and a half months, and I couldn’t be more pleased with their performances,” said CA Chairman Lewis S. Ranieri. “John has quickly displayed an impressive knowledge of the Company and its technologies, and his industry background is a tremendous asset. Our confidence in his leadership abilities and strategy to move CA forward led the Board to name him CEO at this time.”

Ranieri also had significant praise for Cron, who stepped in as interim CEO more than nine months ago to help stabilize CA during a challenging period.

“I can’t thank Ken enough for successfully taking on the challenge of leading CA through this turbulent time,“ Ranieri said. “Ken and COO Jeff Clarke were able to successfully overcome significant obstacles. The Company performed solidly for the past three quarters, underwent a restructuring effort, made two strategic acquisitions to add to its security portfolio, outlined a growth strategy and continued to fill key management positions with highly credentialed individuals. Much of this credit goes to Ken, and I am delighted that he has agreed to remain on CA’s Board of Directors.”

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world’s largest management software companies, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com http://ca.com/.

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© 2005 Computer Associates International, Inc., One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.